Exhibit 4.4

                                      LEASE

      THIS LEASE made in duplicate this 27th day of May 2002, pursuant to the provisions of the Conveyancing Act.

      BETWEEN: TORRINGTON BAY INVESTMENTS LIMITED, a body corporate, hereinafter called the

               "LESSOR" OF THE ONE PART,

               AND

               Allura Diamonds Ltd., hereinafter called the

               "LESSEE"

               OF THE OTHER PART

      DEFINITION

            1.01 In this lease unless the context otherwise requires, the "Demised Premises" means premises known as Civic Number 276 Bedford Highway, Halifax, N.S., Suite #104 being part portion of the building formerly numbered 274-278 Bedford Highway, and comprising 1136 square feet together with the right of access by means of any entrance to the Demised Premises together with the use of the parking facilities which are shared with the other tenants.

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      1.02 In this lease unless the context otherwise, requires, "LESSOR" is as described and the "LESSEE" includes the corporate so stated of the terms and conditions of this Lease Agreement.

      AGREEMENT

      2.01 In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Lessee, its successors and assigns, to be respectively paid, observed and performed, the Lessor doth hereby lease and demise unto the Lessee the Demised Premises for a term certain to commence on the 1st day of July 2002, and to end on the 30th day of June 2007. Notwithstanding the foregoing the Lessee may terminate the Lease at any time for any reason whatsoever upon giving the Lessor 90 days notice in writing.

      2.02 The rent for the Demised Premises shall be the sum of $1100.00 per month payable in advance on or before the 1ST DAY of each and every month during the currency of this lease. Provided, however, that if the municipal taxes and assessments, assessed against the said property increase in any subsequent year after the year 2003, the Lessee shall pay a proportionate part of such increase based upon the ratio of which the area comprising the Demised Premises bears to the total rentable area of the whole of the said building and Lessee's portion of said increase when ascertained shall be divided into as many equal parts as there are calendar months remaining in the current calendar year, and shall be added to the rent hereby reserved and shall be payable in the same manner. The Lessor covenants that it will co-operate with the Lessee and facilitate any appeal from assessment levied by the City of Halifax that the Lessee wishes to institute on the

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understanding that all costs and expenses of such appeal shall be borne by the
Lessee. It is also understood that if the municipal taxes and assessments, assessed against the property decrease in any subsequent year after the year of 2003, the Lessee shall benefit from such decrease and pay a reduced rent calculated as aforesaid. The parties agree the Lessee's proportionate part of such increase shall be or any such decrease shall be 18%.

      2.03 The Lessee, with the written consent of the Lessor, shall have the right at its own expense, to make renovations, additions, or alterations to the Demised Premises as the Lessee shall deem desirable provided however that the same comply with any and all regulations and by-laws and ordinances of the Municipality of the City of Halifax, applicable thereto.

      It is understood and agreed that the premises are leased and accepted by the Lessee in their present condition and all renovations, additions and alterations made or undertaken during the term of this lease shall be at the cost and expense of the Lessee.

      MUTUAL COVENANTS

      3.01 Provided that if, during the currency of this Lease:

            (a) The Demised Premises shall be damaged or destroyed by a peril or perils which would be covered by a standard fire and property damage insurance policy with Extended Coverage Endorsement attached thereto, the rent shall abate in the proportion that the part of the Demised Premises rendered unfit for occupancy bears to the

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                  whole of the Demised Premises until the Demised Premises are rebuilt.

            (b) If the Demised Premises are damaged or destroyed by any cause whatsoever and if in the opinion of the Lessee reasonably arrived at the Demised Premises cannot be rebuilt or made fit for the purposes of the Lessee within ninety (90) days of the damage or destruction, the Lessee, may, at its option, terminate this lease by giving the Lessor within thirty (30) days of such damage or destruction notice of termination and thereupon rent and any other payment for which the Lessee is liable under this lease shall be apportioned and paid to the date of such damage or destruction and the Lessee shall within 15 days of giving such notice deliver up possession of the Demised Premises to the Lessor.

            (c) Provided that if the building or part thereof shall be damaged or destroyed and such damages or destruction shall, in the opinion of the Lessee acting reasonably, materially interfere with the enjoyment of the Demised Premises by the Lessee, the rent in respect of the Demised Premises shall abate in proportion to such interference during the period such interference shall continue. The Lessor shall use its best efforts to rebuild the Demised Premises as quickly as possible.

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      3.02 It is understood and agreed that the Lessee is to use the said
Premises for the purpose of any office or light manufacturing use and for no other purpose.

      3.03 It is understood and agreed that all notices and elections under any clause, covenants, terms or conditions of this Lease required to be given to the Lessee may be given by mailing the same in a postage pre-paid registered letter addressed to the Lessee at Civic number 276 Bedford Highway, 104 Suite, Halifax, N.S. B3M 2K6, and with a copy to 1555 West 8th Avenue, Vancouver, B. C., V6J 1T5, Attention: Jeremy Bowman, and any notices may be given to the Lessor by mailing the same in a postage pre-paid registered letter addressed to the Lessor at 18 Lynwood Drive, Halifax, N. S. B3M 1Y9, which said notice or notices shall irrefutably be presumed to have been received five (5) days after the date of their delivery unto the custody of the Post Office.

      3.03 And it is hereby declared and agreed that the words "Lessor" and Lessee" whenever used in this Lease shall when the context allows include and be binding upon, and ensure to the benefit of not only the parties hereto, but also their respective successors and assigns, and when the singular and neuter are used herein, the same shall be construed as meaning the plural or feminine where the context so requires.

      LESSOR' S COVENANTS

      4.01 The Lessor hereby covenants and agrees with the Lessee as Follows:

            (a)   for quiet enjoyment;

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            (b)   to heat and air condition the Demised Premises to a reasonable temperature for the reasonable use thereof by the Lessee. Provided that the Lessee agrees to pay to Lessor as additional rent a proportionate share calculated as aforesaid of any increase in the cost of fuel and electricity for the air conditioning units over the year ended May 31, 2003 used by the Lessor in heating and cooling the building of which the Demised Premises form apart. The parties agree that such increase shall be paid as additional rent and shall be billed for by the Lessor on a monthly basis during the currency of this lease or any renewal thereof. It is understood and agreed that if there is any decrease in the cost of fuel and electricity for air conditioning units over the year ended May 31, 2003 such decrease shall be for the benefit of the Lessee and the Lessor shall advise the Lessee of the amount of reduced rent to be paid.

            (c) to pay taxes and local improvement rates and all other rates and charges, except business and occupancy taxes, which shall be assessed or chargeable against the Demised Premises during the term hereby demised, or during the time the Lessee shall occupy the said Demised Premises as a tenant of the Lessor Under these presents, and promptly to pay all interest, principal and other monies payable under the terms of charges, mortgages and encumbrances, if any, now or which

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                  during the term hereof may be charged on the said Demised
                  Premises.

            (d) the Lessor shall insure the building, of which the Demised Premises forms part, including the Lessee's improvements against, inter alia, loss of fire, broad extended coverage perils, malicious damage, and public liability.

            (e) the Lessor covenants and agrees to keep the roof and outside walls of the building of which the Demised Premises form a part, including the said Demised Premises, water-tight and to make all other repairs to and replacements in the Demised Premises which, under the terms hereof, the Lessee is not bound to make and which may be necessary to keep the said Demised Premises, and the plumbing and heating systems, including the chimney, and drains in or in connection with the said Demised Premises all in good order and condition, excepting always matters of repair which are needed by reason of the improper or negligent use of the said Demised Premises or the plumbing or heating systems or drains therein by the Lessee, which last mentioned repairs shall be made by the Lessee and at the Lessee's expense;

            (f) to look after and to pay for snow and ice removal from the parking lot and entrance and to the Demised Premises;

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      LESSEE'S COVENANTS

      5.01 The Lessee hereby covenants and agrees with the said

      Lessor as follows:

      (a) to pay or cause to be paid the rent due on or before the first day of each month, without any deduction whatsoever.

      (b) to pay all rates and taxes except real property taxes and local improvements taxes within thirty (30) days after they become due;

      (c) to pay all electricity, power and telephone charges used in connection with the Lessee's share of the Demised Premises;

      (d) to repair, ordinary and reasonable wear and tear and damage by fire, lightning, tempest, riots, civil commotion and acts of the Queen's enemies excepted.

      (e) to allow the Lessor, its agents, either alone or with workmen, servants or others to enter and view the state of repair of the Demised Premises, and to repair according to notice, ordinary wear and tear and damage by fire lightning, tempest, riots, civil commotion and acts of the Queen's enemies excepted;

      (f) that the Lessor during the last 3 months of the term with permission of the Lessee may enter the Demised Premises at any prearranged times for the purpose of showing the same to prospective purchasers or tenants;

      (g) that the Lessee shall at the expiration or other sooner termination of the said term, peacefully surrender and yield up unto the said Lessor and premises hereby demised in good and substantial repair and condition

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            (reasonable wear and tear and damage by fire, lightning, tempest, riots, civil commotion and acts of the Queen's enemies excepted);

      (h) that the Lessee will not assign or sublet without consent, such consent not to be unreasonably withheld;

      (i) that the Lessee will permit the Lessor, or its agents, to make such repairs to and alterations in the said Demised Premises as it shall deem necessary only after the Lessor has given the Lessee 30 days written notice,

      (j) The Lessee shall not allow any refuse or objectionable debris to accumulate in or about the said Demised Premises and will at all times keep the said premises in a clean and wholesome condition and will observe the City of Halifax by-laws, ordinances regulations affecting the said Demised Premises.

      (k) to give to the Lessor prompt written notice of any accident or any other defect in the water pipes or heating apparatus, telephone, electrical light or other wires;

      (l) not to do or permit or suffer anything in or upon the Demised Premises or any part thereof which may be or become a nuisance, annoyance or cause damage to the Lessor or occupiers of other property in the neighbourhood.

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                               LESSEE'S INSURANCE

      (m) The Lessee shall, during the entire term hereof, at its sole cost and expense, take out and keep in full force and effect, in the name of the Lessee, the following:

      (i) Property Insurance, which shall include coverage on property of every description and kind owned by the Lessee or for which the Lessee is responsible or legally liable pursuant to the terms of this Lease, or which is installed by or on behalf of the Lessee, including without limitation stock-in-trade, furniture and fittings in an amount of not less than ninety percent (90%) of the full replacement cost thereof, and without co-insurance requirements. The perils insured against shall include fire and such additional perils as are normally insured against in the circumstances by prudent lessees;

      (ii) Public Liability Insurance applying to all operations of the Lessee and which shall include bodily injury liability and property damage liability, personal injury, products liability, contractual liability, contingent liability, non-owned automobile liability and Lessee's legal liability with respect to the occupancy by the Lessee of the Demised Premises. Such policy shall be written on a comprehensive basis with limits of not less than $1,000,000.00 per occurrence;

      (iii) Business Interruption Insurance, which shall mean profits or gross earnings insurance as is usual and customary, with an indemnity period of not less that twelve (12) months, with respect to the operation of the Lessee and such as will reimburse the Lessee adequately for loss of gross profits or loss of earnings

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attributable to all perils commonly insured against; and the Lessee undertakes that in the event of loss, the proceeds of such insurance will be utilized for the purpose of continuing the business of the Lessee in the Demised Premises, and in any event for the paying of rent as required by the Lease following any damage or destruction in accordance with the provisions of Article 3.01.

      FORM OF POLICY

      (o) All policies shall be taken out with insurers acceptable to the lessor and on policies in form satisfactory from time to time to the Lessor. The Lessee agrees that certificates of insurance or, if required by the Lessor or its mortgagees, certified copies of each such insurance policy will be delivered to the Lessor as soon as practicable after the placing of the required insurance. The Lessee agrees that if the Lessee fails to take out or to keep in force any such insurance referred to in Article (m), or should any such insurance not be reasonably approved by either the Lessor or its mortgagee and the Lessee does not rectify the situation within forty-eight (48) hours after written notice by the Lessor to the Lessee (stating, if the Lessor or its mortgagees do not approve of such insurance, the reasons therefor), the Lessor shall have the right, without assuming any obligation in connection therewith, to effect such insurance at the sole cost of the Lessee and all outlays by the Lessor shall be immediately payable by the Lessee to the Lessor as additional rent and shall be due on the first day of the next month following said payment by the Lessor without prejudice to any other rights and remedies of the Lessor under this Lease or in law.

      LESSEE'S ACTIVITES AFFECTING INSURANCE

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      (p) Increase in Insurance Premiums. The Lessee agrees that it will not keep, use, sell or offer for sale in or upon the Demised Premises any article which may be prohibited by the standard form of fire insurance policy in force from time to time covering the property in question. In the event the Lessee's occupancy of, conduct of, business in, or sale of any merchandise from or on the Demised Premises, whether or not the Lessor has consented to the same, causes any increase in premiums for the insurance carried from time to time by the Lessor with respect to the property in question, the Lessee shall pay any such increase in premiums as additional rent within ten (10) days after bills for such additional premiums are rendered by the Lessor. In determining whether increased premiums are a result of the Lessee's use or occupancy of the Demised Premises, or the sale of any article therein or therefrom, a schedule issued by the organization setting the insurance rate on the property in question, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. The Lessee shall comply promptly with all reasonable requirements of any underwriters association or of any insurer now or hereafter in effect, pertaining to or affecting the Demised Premises.

      (q) Cancellation of Insurance. If any insurance policy upon the building in question or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled, or the coverage there under reduced in any way by the insurer, by reason of the use and occupation of the Demised Premises or any part thereof by the Lessee or by any assignee or sub-Lessee of the Lessee, or by anyone permitted by the Lessee to be on the Demised Premises, and if the Lessee fails to remedy the

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condition giving rise to cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours after notice thereof by the Lessor, the Lessor may, at its option, either:

            (i) re-enter the Demised Premised forth with by leaving upon the Demised Premises a notice in writing of its intention so to do and thereupon the provisions of Article 6.01 shall apply, or

            (ii) enter upon the Demised Premises and remedy the condition giving rise to such cancellation, threatened cancellation or reduction, and the Tenant shall forthwith pay the cost thereof to the Lessor, which costs may be collected by the Lessor as additional rent and the Lessor shall not be liable for any damage or injury caused to any property of the Lessee or of others located on the Demised Premises as a result of any such re-entry or entry, as the case may be.

5.02 The Lessee may remove any fixtures, including fixtures the Lessee paid for, security locks, cameras, alarms, security doors, and benches without having to repair any damage caused by such removal and without having to replace the items removed provided the Lessee shall use its best efforts to minimize any damage caused by such removal. The right hereby granted may be exercised before or at the expiration of the term hereby granted. REMEDIES OF THE LESSOR ON DEFAULT BY THE LESSEE AND PROVISIONS FOR ENTRY

6.01

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            (a) Provided and it is herby expressly agreed, that if and wherever the rent hereby reserved, or any part thereof, shall be unpaid for seven days after any of the days on which the same ought to have been paid and after a formal demand shall have been made of the Lessee to remedy such default, or in case of the breach or non-performance of any of the covenants or agreements herein contained on the part of the Lessee, then and in either of such cases it shall be lawful for the Lessor at any time after seven (7) days have expired from the delivery of such formal demand to re-enter into and upon the Demised Premises or any part thereof and to again repossess and enjoy the Lessor's former estate, anything hereinafter contained to the contrary notwithstanding.

            (b) The Lessee covenants that if the term hereby granted shall be at any time seized or taken in execution or in attachment by any creditor of the Lessee or if the Lessee shall make any assignment for the benefit of creditors, or becoming bankrupt or insolvent shall take the benefit of any Act that may be in force for bankrupt or insolvent debtors, then in any such case the said term shall at the option of the Lessor, immediately become forfeited and void and the then current month's rent and the rent for the two (2) months next following shall immediately become due and payable as liquidated damages to the Lessor and in such case it shall be lawful for the Lessor at any time thereafter to enter into and upon the Demised Premises, or any part thereof, in the name of the whole or re-enter and the same to have again, repossess and enjoy as of its former estate, anything contained to the contrary notwithstanding. Provided however this sub clause 6.01(b) shall not apply if the Lessee has paid the current rent due.

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            (c) If at anytime an action is brought for recovery of possessions of the Demised Premises, for the recovery of rental or any other amount due under the provisions of this Lease, or because of a breach by act or omission of any other covenant herein contained on the part of the Lessee, and a breach is established, the Lessee shall pay to the Lessor all unreasonable expenses incurred therefore.

                             ASSIGNMENT BY LANDLAND

6.02 In the event of the sale or lease by the Landlord of the building containing the Demised Premises or the assignment by the landlord of this Lease or any interest of the Landlord hereunder and to the extent that such purchaser, lessee under such Lease, or assignee has assumed the covenants and obligations of the Landlord hereunder, the Landlord shall, without further written agreement, be freed and relieved of liability upon such covenants and obligations. The Tenant shall from time to time of the request of the Landlord certify or acknowledge to any mortgagee, purchaser, lessee or assignee as to the status and validity of this Lease and the state of the Landlord's and Tenant's account hereunder.

                                 OPTION TO RENEW

7.01 If the Lessee shall duly and regularly pay the said rent and all other charges payable hereunder at the time and in the manner herein provided and observes and performs all and every of the covenants, provisions, and agreements herein on the part of the Lessee to be paid, observed and performed, the Lessor will, at the expiration of the said term grant to the Lessee a renewal lease of the Leased Premises for a further period of five years (5), subject to the same covenants, provisos and agreements as are contained herein, except as to the rent which shall be

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negotiated and exception this covenant to renew. The said option must be exercised within ninety (90) days of the expiration of the present term.

8.01 This Lease shall extend to, be binding upon and enure to the benefit of the Lessor and the Lessee and their respective successors and assigns.

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      IN WITNESS WHEREOF the parties hereto have properly executed these presents.


SIGNED, SEALED AND DELIVERED                    TORRINGTON BAY INVESTMENTS
in the presence of                              LIMITED

/s/ Linda Weckman                               BY: /s/ [ILLEGIBLE]
--------------------------------                    ----------------------------
WITNESS                                              PRESIDENT

/s/ Linda Weckman                               BY: /s/ Thomas Weckman
--------------------------------                    ----------------------------
WITNESS                                             SECRETARY


                                                Allura Diamonds Ltd

/s/ Emily Tsen                                  BY: /s/ Jeremy Bowman
--------------------------------                    ----------------------------
WITNESS                                             CEO

                                                BY:
--------------------------------                    ----------------------------
WITNESS

                                                BY:
--------------------------------                    ----------------------------
WITNESS

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